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                        FIRST COMMUNITY BANCSHARES, INC.


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                         FOR MORE INFORMATION,
JUNE 5, 2003                                   CONTACT:  ROBERT L. SCHUMACHER
                                                         AT (276) 326-9000


                FIRST COMMUNITY BANCSHARES, INC. (FCBC) DECLARES
                             SECOND QUARTER DIVIDEND


     BLUEFIELD, VIRGINIA - The Board of Directors of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) recently declared its Second Quarter dividend to stockholders. The dividend, in the amount of $.26 per common share, represents an increase of 4.0% over the $.25 per share paid in the Second Quarter of 2002. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N. A. The Second Quarter dividend is payable to stockholders of record June 18, 2003, and is expected to be paid on or about June 30, 2003. The Second Quarter dividend, when annualized, represents a yield on the recent market price of approximately 3.00%.

     First Community Bancshares, Inc. is a $1.5 billion bank holding company with headquarters in Bluefield, Virginia and the Parent of First Community Bank,
N. A. First Community Bank, N. A. operates with 43 full-service branches throughout Virginia, West Virginia and North Carolina and two trust and investment management offices. First Community Bank, N. A. also owns United First Mortgage Inc., based in Richmond, Virginia, which operates 11 offices from Virginia Beach to Harrisonburg, Virginia, as well as Stone Capital Management, Inc., an investment advisory firm based in West Virginia. The Company anticipates completion of the acquisition of The CommonWealth Bank, which has four locations in and around Richmond, Virginia, in the Second Quarter of 2003.

                                   -- MORE --

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First Community Bancshares, Inc.'s common stock is traded on the Nasdaq National
Market under the symbol "FCBC."

                                   DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.

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